Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS
FISCAL 2019 THIRD-QUARTER SALES AND EARNINGS

ANNOUNCES $55 MILLION REDUCTION IN DEBT IN THIRD QUARTER

Chicago, IL-March 7, 2019 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom-engineered and application-specific products and solutions, announced financial results for the third quarter of Fiscal 2019 ended January 26, 2019.

Third Quarter Fiscal 2019
Methode's third-quarter Fiscal 2019 net sales increased $18.9 million, or 8.3 percent, to $246.9 million from $228.0 million in the same quarter of Fiscal 2018. Year over year, currency rate fluctuations decreased net sales $2.2 million.

GAAP net income increased $55.0 million to $30.7 million, or $0.82 per share, in the third quarter of Fiscal 2019 from a loss of $24.3 million, or a loss of $0.65 per share, in the same period of Fiscal 2018.

Adjusted net income, a non-GAAP financial measure, increased to $31.3 million, or $0.83 per share, in the third quarter of Fiscal 2019 from $27.5 million, or $0.74 per share, in the same period of Fiscal 2018. Adjusted net income excludes expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs (including purchase accounting adjustments), long-term incentive plan accrual adjustments and the transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform in the applicable periods.

Year over year, Fiscal 2019 third-quarter GAAP net income benefitted from:

•	lower income tax expense of $66.4 million;

•	higher sales in the Industrial segment (inclusive of Grakon);

•	increased international government grants of $2.1 million;

•	lower legal expense of $0.8 million; and

•	the favorable impact of the weakening Mexican peso compared to the U.S. dollar.

Year over year, Fiscal 2019 third-quarter GAAP net income was negatively affected by:

•	reduced passenger car demand and production in Europe and Asia;

•	higher stock award amortization expense of $4.7 million, due primarily to the change from target to threshold performance estimates in the third quarter of fiscal 2018;

•	increased acquisition-related costs ($0.8 million) and increased purchase accounting adjustments related to inventory ($3.0 million) totaling $3.8 million;

•	increased intangible asset amortization expense related to the Grakon acquisition of $3.5 million;

•	higher net interest expense of $2.9 million;

•	initiatives to reduce overall costs and improve operational profitability of $2.6 million;

•	tariff expense on imported Chinese goods of $2.1 million;

•	the absence of the gain in the Fiscal 2018 period related to the sale of exclusive rights for a licensing agreement of $1.6 million; and

•	customer pricing reductions.

Methode Electronics, Inc. Reports Fiscal 2019 Third-Quarter Financial Results

Consolidated gross margins as a percentage of net sales decreased to 26.0 percent for the Fiscal 2019 third quarter compared to 26.4 percent in the same period last year. Year over year, gross margins were negatively impacted by the effect of reduced passenger car demand in Europe and Asia and pricing reductions on certain products in the Automotive segment, as well as lower sales in the Interface segment, acquisition-related purchase accounting adjustments, initiatives to reduce overall costs and improve operational profitability and tariff expense. These decreases were partially offset by increased sales and a favorable sales mix in the Industrial segment and a favorable currency impact. Adjusted gross margins as a percentage of sales, a non-GAAP financial measure, increased to 27.7 percent in the Fiscal 2019 third quarter from 26.4 percent in the same period of Fiscal 2018 and exclude expense for initiatives to reduce overall costs and improve operational profitability and acquisition-related purchase accounting adjustments in the applicable periods.

Selling and administrative expenses as a percentage of sales increased to 13.3 percent for the Fiscal 2019 third quarter compared to 9.9 percent in the same period last year due to higher stock award amortization expense, selling and administrative expenses attributable to the Grakon acquisition, increased acquisition-related costs and initiatives to reduce overall costs and improve operational profitability, partially offset by lower legal expense. Adjusted selling and administrative expenses as a percentage of sales, a non-GAAP financial measure, were unchanged at 12.5 percent in the Fiscal 2019 and Fiscal 2018 third quarters and exclude acquisition-related costs, initiatives to reduce overall costs and improve operational profitability and long-term incentive plan accrual adjustments in the applicable periods.

Year over year, intangible asset amortization expense in the third quarter of Fiscal 2019 increased $3.5 million, or 175.0 percent, to $5.5 million, due to amortization expense related to the Grakon acquisition.

In the Fiscal 2019 third quarter, income tax expense decreased $66.4 million to a benefit of $3.0 million compared to an expense of $63.4 million in the Fiscal 2018 third quarter primarily due to the transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform in the applicable periods. In addition, the Company recognized a tax benefit from foreign tax credits and a release of a tax reserve. The Company’s effective tax rate decreased to a benefit of 10.4 percent in the Fiscal 2019 period from an expense of 162.1 percent in the previous third quarter.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, in the Fiscal 2019 third quarter was $43.1 million compared to $46.5 million in the Fiscal 2018 period. Adjusted EBITDA, a non-GAAP financial measure, excludes expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs (including purchase accounting adjustments) and long-term incentive plan accrual adjustments from EBITDA, improved to $49.5 million in the Fiscal 2019 third quarter from $40.5 million in the Fiscal 2018 period.

Segment Comparisons (GAAP Reported)
Comparing the Automotive segment's Fiscal 2019 third quarter to the same period of Fiscal 2018,

•	Net sales decreased 6.5 percent, or $12.0 million, attributable to:

•
a 25.5 percent sales decline in Asia due to a combination of pricing reductions and reduced volume of transmission lead-frame assembly product as a result of lower passenger car demand and production, as well as decreased steering angle sensor volume as the product approaches end of production; and

•
a 19.9 percent sales decrease in Europe mainly the result of lower passenger car production due to European emission testing standards and an overall reduction in passenger car demand, as well as the exclusion of pre-production tooling sales as the result of newly adopted

Methode Electronics, Inc. Reports Fiscal 2019 Third-Quarter Financial Results

accounting guidelines regarding revenue recognition under ASC 606, partially offset by higher sensor product volumes; partially offset by

•
a 5.8 percent sales increase in North America attributable to automotive sales from Grakon of $13.2 million and new launches, partially offset by pricing reductions and sales mix of center console products, and a combination of pricing reductions and reduced volume of transmission lead-frame assembly product due to reduced passenger car demand and production.

•
Gross margins as a percentage of sales decreased to 24.2 percent from 27.9 percent mainly due to lower sales volume as the result of an overall reduction in passenger car demand and production in Europe and Asia, as well as pricing reductions, initiatives to reduce overall costs and improve operational profitability and tariff expense, partially offset by a favorable currency impact.

•
Income from operations decreased $12.4 million, or 31.5 percent, resulting from lower sales volume due to an overall reduction in passenger car demand and production in Europe and Asia, pricing reductions and sales mix in North America, initiatives to reduce overall costs and improve operational profitability and higher stock award amortization expense, partially offset by income from Grakon and a favorable currency impact.

Comparing the Industrial segment's Fiscal 2019 third quarter to the same period of Fiscal 2018,

•	Net sales increased 136.1 percent, or $34.7 million, attributable to:

•	a 324.7 percent sales improvement in North America as the result of sales from Grakon of $31.4 million, partially offset by lower busbar product volume;

•
a 33.7 percent sales improvement in Europe due to sales from Grakon of $1.9 million, as well as improved busbar and radio remote control product volumes, partially offset by decreased bypass switch volume; and

•	a 21.5 percent sales increase in Asia attributable to sales from Grakon of $0.4 million and higher busbar product volume.

•	Gross margins as a percentage of sales increased to 33.1 percent from 24.7 percent due to higher sales and a favorable sales mix partially offset by purchase accounting adjustments and tariff expense.

•
Income from operations improved to $8.9 million compared to $3.2 million resulting from income from Grakon, increased radio remote control volume and lower legal expense, partially offset by purchase accounting adjustments and tariff expense.

Comparing the Interface segment's Fiscal 2019 third quarter to the same period of Fiscal 2018,

•	Net sales decreased 22.2 percent, or $3.9 million, attributable to:

•	a 20.8 percent sales decline in North America as the result of the delayed launch of a major appliance program and reduced legacy data solution product volume; and

•	a 50.0 percent sales decrease in Asia due to lower sales volumes of legacy products.

•	Gross margins as a percentage of sales decreased to 16.1 percent from 19.3 percent due to lower sales volumes, partially offset by a favorable currency impact.

•	Income from operations declined $1.6 million to break even resulting from lower sales, partially offset by a favorable currency impact.

Comparing the Medical segment's Fiscal 2019 third quarter to the same period of Fiscal 2018,

•	Net sales were constant at $0.1 million year over year.

First Nine Months Fiscal 2019
Methode's first nine months of Fiscal 2019 net sales increased $75.0 million, or 11.4%, to $734.3 million from $659.3 million in the same period of Fiscal 2018. Year over year, currency rate fluctuations decreased net sales by $1.1 million.

Methode Electronics, Inc. Reports Fiscal 2019 Third-Quarter Financial Results

GAAP net income increased $48.6 million to $69.0 million, or $1.83 per share, in the first nine months of Fiscal 2019 from $20.4 million, or $0.54 per share, in the same period of Fiscal 2018.

Adjusted net income, a non-GAAP financial measure, increased to $87.9 million, or $2.34 per share, in the nine months of Fiscal 2019 compared to $77.9 million, or $2.07 per share, in the same period of Fiscal 2018. Adjusted net income excludes expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs (including purchase accounting adjustments), long-term incentive plan accrual adjustments and the transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform in the applicable periods.

Year over year, first nine months of Fiscal 2019 GAAP net income benefitted from:

•	lower income tax expense of $68.1 million;

•	higher sales in the Automotive and Industrial segments (inclusive of Pacific Insight, Procoplast and Grakon);

•	lower legal expense of $3.6 million;

•	increased international government grants of $2.1 million; and

•	the favorable impact of the weakening Mexican peso compared to the U.S. dollar.

Year over year, first nine months of Fiscal 2019 GAAP net income was negatively affected by:

•	reduced passenger car demand and production in Europe and Asia;

•	increased acquisition-related costs ($3.7 million) and increased purchase accounting adjustments related to inventory ($4.8 million) totaling $8.5 million;

•	higher stock award amortization expense of $8.4 million;

•	increased intangible asset amortization expense related to the Pacific Insight, Procoplast and Grakon acquisitions of $7.4 million;

•	initiatives to reduce overall costs and improve operational profitability of $5.8 million;

•	higher net interest expense of $4.7 million;

•	tariff expense on imported Chinese goods of $2.1 million;

•	the absence of the gain in the Fiscal 2018 period related to the sale of exclusive rights for a licensing agreement of $1.6 million; and

•	customer pricing reductions.

Consolidated gross margins as a percentage of sales decreased slightly to 26.6 percent in the first nine months of Fiscal 2019 from 27.0 percent in the first nine months of Fiscal 2018. Year over year, gross margins were negatively impacted by the effect of reduced passenger car demand and production in Europe and Asia, sales mix and pricing reductions on certain products in the Automotive segment, as well as lower sales in the Interface segment, purchase accounting adjustments, initiatives to reduce overall costs and improve operational profitability and tariff expense. These decreases were partially offset by a favorable sales mix in the Industrial segment and favorable currency impact. Adjusted gross margins as a percentage of sales, a non-GAAP financial measure, increased to 27.8 percent in the Fiscal 2019 first nine months from 27.1 percent in the same period of Fiscal 2018 and exclude expense for initiatives to reduce overall costs and improve operational profitability and acquisition-related purchase accounting adjustments in the applicable periods.

Selling and administrative expenses as a percentage of sales increased to 15.0 percent for the first nine months of Fiscal 2019 compared to 12.6 percent in the first nine months of Fiscal 2018 due to selling and administrative expenses attributable to the Procoplast and Grakon acquisitions, higher stock award amortization expense, increased acquisition-related costs, initiatives to reduce overall costs and improve operational profitability and higher personnel-related costs, partially offset by lower legal expense.

Methode Electronics, Inc. Reports Fiscal 2019 Third-Quarter Financial Results

Adjusted selling and administrative expenses as a percentage of sales, a non-GAAP financial measure, decreased to 12.3 percent in the Fiscal 2019 first nine months compared to 12.6 percent in the first nine months of Fiscal 2018 and exclude acquisition-related costs, expense for initiatives to reduce overall costs and improve operational profitability and long-term incentive plan accrual adjustments in the applicable periods.

Year over year, intangible asset amortization expense in the first nine months of Fiscal 2019 increased $7.4 million, or 200.0 percent, to $11.1 million, due to the Pacific Insight, Procoplast and Grakon acquisitions.

In the first nine months of Fiscal 2019, income tax expense decreased $68.1 million to $4.5 million compared to $72.6 million in the first nine months of Fiscal 2018 primarily due to the transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform in the applicable periods. In addition, the Company recognized a tax benefit from foreign tax credits and a release of a tax reserve. The Company’s effective tax rate decreased to 6.1 percent in the first nine months of Fiscal 2019 from 78.1 percent in the first nine months of Fiscal 2018.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, in the first nine months of Fiscal 2019 was $109.1 million compared to $113.3 million in the first nine months of Fiscal 2018. Adjusted EBITDA, a non-GAAP financial measure, excludes expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs (including purchase accounting adjustments) and long-term incentive plan accrual adjustments from EBITDA, improved to $137.6 million in the first nine months of Fiscal 2019 from $114.1 million in the first nine months of Fiscal 2018.

Segment Comparisons (GAAP Reported)
Comparing the Automotive segment's Fiscal 2019 first nine months to the same period of Fiscal 2018,

•	Net sales increased 4.1 percent, or $21.7 million, attributable to:

•
a 13.7 percent sales improvement in North America due to higher sales from Pacific Insight of $37.2 million, sales from Grakon of $19.3 million and new launches, partially offset by pricing reductions and sales mix of center console products, and a combination of pricing reductions and reduced volume of transmission lead-frame assembly product as the result of reduced passenger car demand and production; partially offset by

•
a 16.0 percent sales decrease in Asia mainly attributable to a combination of pricing reductions and reduced volume of transmission lead-frame assembly product due to reduced passenger car demand and production, and lower steering angle sensor product volume as the product approaches end of production; and

•
a 4.7 percent sales decrease in Europe mainly as a result of lower passenger car production attributable to European emission testing standards and an overall reduction in passenger car demand and production, as well as the exclusion of pre-production tooling sales due to newly adopted accounting guidelines regarding revenue recognition under ASC 606, partially offset by higher sales from Procoplast of $6.6 million and improved sensor products volume.

•
Gross margins as a percentage of sales declined to 26.1 percent from 28.4 percent due to unfavorable sales mix in Asia and at Pacific Insight, pricing reductions, initiatives to reduce overall costs and improve operational profitability and tariff expense, partially offset by a favorable currency impact.

•
Income from operations decreased $21.4 million, or 18.1 percent, resulting from an unfavorable sales mix, higher stock award amortization expense, initiatives to reduce overall costs and improve operational profitability, pricing reductions, tariff expense and increased intangible asset amortization expense, partially offset by Grakon and Pacific Insight sales and a favorable currency impact.

Methode Electronics, Inc. Reports Fiscal 2019 Third-Quarter Financial Results

Comparing the Industrial segment's Fiscal 2019 first nine months to the same period of Fiscal 2018,

•	Net sales increased 83.9 percent, or $63.8 million, attributable to:

•	a 182.1 percent sales improvement in North America as the result of sales from Grakon of $48.3 million and increased radio remote control and busbar products volume;

•	a 40.3 percent sales increase in Asia due to sales from Grakon of $0.7 million and higher busbar product volume; and

•
a 17.3 percent sales improvement in Europe attributable to sales from Grakon of $2.8 million and higher radio remote control and busbar products volume, partially offset by lower bypass switch product volume.

•	Gross margins as a percentage of sales improved to 31.8 percent from 25.5 percent due to a favorable sales mix partially offset by purchase accounting adjustments and tariff expense.

•
Income from operations increased to $21.1 million from $8.3 million as result of income from Grakon, improved radio remote control and busbar sales volume and lower legal expense, partially offset by higher stock award amortization expense, purchase accounting adjustments and tariff expense.

Comparing the Interface segment's Fiscal 2019 first nine months to the same period of Fiscal 2018,

•	Net sales decreased 20.1 percent, or $11.1 million, attributable to:

•	a 19.7 percent sales decrease in North America as the result of the delayed launch of a major appliance program and reduced legacy data solution products volume; and

•	a 35.3 percent sales decline in Asia due to lower legacy product volume.

•	Gross margins as a percentage of sales declined to 15.0 percent from 20.1 percent due to lower sales volumes and an unfavorable sales mix, partially offset by a favorable currency impact.

•	Income from operations decreased $4.8 million, or 96.0 percent, as the result of lower sales volumes and an unfavorable sales mix, partially offset by a favorable currency impact.

Comparing the Medical segment's Fiscal 2019 first nine months to the same period of Fiscal 2018,

•	Net sales increased $0.5 million due primarily to an expanded customer base.

Fiscal 2019 Guidance
Methode anticipates Fiscal 2019 sales to be at the lower end of the previous guidance range of $1.0 billion to $1.04 billion. The Company has updated guidance for pre-tax income to a range of $104.5 million to $111.5 million and earnings per share to a range of $2.50 to $2.67 from pre-tax income in the range of $91.5 million to $105.5 million and earnings per share in the range of $2.02 to $2.33.

Fiscal 2019 guidance considers:

•	Tax-related benefits of $7.2 million of which $4.8 million is due to finalization of U.S. Tax Reform;

•	Improved anticipated operational results at Grakon from guidance issued in Fiscal 2019 second quarter;

•	Lower anticipated impact of tariffs on imported Chinese goods at 10 percent to approximately $4.3 million from $5.5 million issued in Fiscal 2019 second quarter guidance;

•	Pre-tax expense for initiatives to reduce overall costs and improve operational profitability in Fiscal 2019 of $7.3 million;

•	Stock award amortization expense due to change in Fiscal 2020 EBITDA estimate from Threshold to Target of $5.7 million;

•	Acquisition-related costs of $7.9 million;

•	Purchase accounting adjustments for inventory and severance related to the acquisition of Grakon of $7.0 million; and

Methode Electronics, Inc. Reports Fiscal 2019 Third-Quarter Financial Results

•	International government grant of $5.9 million.

The guidance ranges for Fiscal 2019 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	the potential impact of the current and proposed Chinese tariffs and the costs associated with mitigating those tariffs;

•	the successful integration of acquisitions;

•	the price of commodities, particularly copper and resins;

•	sales mix within the markets served;

•	currency exchange effect of the operations of foreign businesses;

•	supplier issues or manufacturing quality events;

•	any unusual or one-time items; and

•	an effective tax rate in the 9 to 11 percent range and no significant changes in tax credit movement, valuation allowances or enacted tax laws.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Although we are facing challenging automotive market conditions, including an overall reduction in passenger car demand and production and European emission testing standards, Fiscal 2019 third-quarter and nine-month sales grew year over year due mainly to our Grakon acquisition. Additionally, we generated $63 million in free cash flow through the nine months of Fiscal 2019. This allowed us to repay $55 million of our debt during the quarter, making significant progress toward our goal to reduce debt. With a solid balance sheet and sound financial performance, we remain well positioned to execute on our plan to deleverage our balance sheet while also investing for growth."

Non-GAAP Financial Measures
To supplement the Company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Income from Operations, Adjusted Gross Profit, Adjusted Gross Margins as a Percentage of Sales, Adjusted Selling and Administrative Expenses, Adjusted Selling and Administrative Expenses as a Percentage of Sales, EBITDA, Adjusted EBITDA, and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance and (iii) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ron Tsoumas, today at 10:00 a.m. Central time.

Methode Electronics, Inc. Reports Fiscal 2019 Third-Quarter Financial Results

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call will be available shortly after the call through April 7, 2019, by dialing (877) 481-4010 and providing Conference ID number 44548. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Netherlands, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical. Our components are in the primary end markets of the automobile, commercial vehicle, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, commercial vehicle, computer and communications industries; (3) international trade disputes resulting in tariffs: (4) investment in programs prior to the recognition of revenue; (5) timing, quality and cost of new program launches; (6) changes in U.S. trade policy; (7) ability to withstand price pressure, including pricing reductions; (8) ability to successfully market and sell Dabir Surfaces products; (9) currency fluctuations; (10) customary risks related to conducting global operations; (11) recognition of goodwill impairment charges; (12) dependence on the availability and price of raw materials; (13) fluctuations in our gross margins; (14) ability to withstand business interruptions; (15) ability to successfully benefit from acquisitions and divestitures; (16) dependence on our supply chain; (17) income tax rate fluctuations; (18) ability to keep pace with rapid technological changes; (19) breach of our information technology systems; (20) ability to avoid design or manufacturing defects; (21) ability to compete effectively; (22) ability to protect our intellectual property; (23) success of Pacific Insight, Procoplast and Grakon and/or our ability to implement and profit from new applications of the acquired technology; (24) significant adjustments to expense based on the probability of meeting certain performance levels in our long-term incentive plan; and (25) costs and expenses due to regulations regarding conflict minerals.

Methode Electronics, Inc. Reports Fiscal 2019 Third-Quarter Financial Results

For Methode Electronics, Inc.
Kristine Walczak
Vice President - Corporate Communications
708-457-4030
kwalczak@methode.com

Steve Carr
Dresner Corporate Services
312-780-7211
scarr@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Net Sales	$246.9	$228.0	$734.3	$659.3

Cost of Products Sold	182.6	167.9	539.1	481.6

Gross Profit	64.3	60.1	195.2	177.7

Selling and Administrative Expenses	32.8	22.5	110.3	83.3
Amortization of Intangibles	5.5	2.0	11.1	3.7

Income from Operations	26.0	35.6	73.8	90.7

Interest Expense, Net	3.2	0.3	5.0	0.3
Other Income, Net	(4.9)	(3.8)	(4.7)	(2.6)

Income before Income Taxes	27.7	39.1	73.5	93.0

Income Tax Expense (Benefit)	(3.0)	63.4	4.5	72.6

Net Income (Loss)	$30.7	$(24.3)	$69.0	$20.4

Basic and Diluted Income (Loss) per Share:
Basic	$0.82	$(0.65)	$1.84	$0.54
Diluted	$0.82	$(0.65)	$1.83	$0.54

Cash Dividends per Common Share	$0.11	$0.11	$0.33	$0.29

Weighted Average Number of Common Shares Outstanding:
Basic	37,405,550	37,292,934	37,387,181	37,275,041
Diluted	37,654,250	37,292,934	37,637,470	37,661,020

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	January 26, 2019	April 28, 2018
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$73.7	$246.1
Accounts Receivable, Net	211.5	202.6
Inventories:
Finished Products	33.9	15.4
Work in Process	9.3	14.6
Materials	80.8	54.1
Total Inventories	124.0	84.1
Prepaid and Refundable Income Taxes	14.7	2.4
Prepaid Expenses and Other Current Assets	22.5	14.8
Total Current Assets	446.4	550.0
Property Plan and Equipment:
Land	3.6	0.8
Buildings and Building Improvements	74.7	69.2
Machinery and Equipment	390.3	364.7
Property, Plant and Equipment, Gross	468.6	434.7
Less: Allowances for Depreciation	279.5	272.5
Property, Plant and Equipment, Net	189.1	162.2
Other Assets:
Goodwill	236.8	59.2
Other Intangible Assets, Net	267.6	61.0
Cash Surrender Value of Life Insurance	8.6	8.2
Deferred Income Taxes	32.8	42.3
Pre-production Costs	32.5	20.5
Other	12.4	12.5
Total Other Assets	590.7	203.7
Total Assets	$1,226.2	$915.9
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts Payable	$88.6	$89.5
Salaries, Wages and Payroll Taxes	21.4	22.8
Other Accrued Expenses	34.4	21.6
Short-term Debt	15.2	4.4
Income Tax Payable	16.8	18.7
Total Current Liabilities	176.4	157.0
Long-term Debt	287.7	53.4
Long-term Income Taxes Payable	33.0	42.6
Other Liabilities	6.7	4.6
Deferred Income Taxes	38.9	18.3
Deferred Compensation	9.4	10.0
Total Liabilities	552.1	285.9
Shareholders' Equity:
Common Stock, $0.50 par value, 100,000,000 shares authorized, 38,333,576 and 38,198,353 shares issued as of January 26, 2019 and April 28, 2018, respectively	19.2	19.1
Additional Paid-in Capital	148.2	136.5
Accumulated Other Comprehensive Income (Loss)	(8.5)	13.9
Treasury Stock, 1,346,624 shares as of January 26, 2019 and April 28, 2018	(11.5)	(11.5)
Retained Earnings	526.7	472.0
Total Shareholders' Equity	674.1	630.0
Total Liabilities and Shareholders' Equity	$1,226.2	$915.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Nine Months Ended
	January 26, 2019	January 27, 2018
Operating Activities:
Net Income	$69.0	$20.4
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Gain on Sale of Fixed Assets	(0.6)	—
Gain on Sale of Licensing Agreement	—	(1.6)
Depreciation of Property, Plant and Equipment	19.5	16.3
Amortization of Intangible Assets	11.1	3.7
Stock-based Compensation	11.7	3.3
Provision for Bad Debt	0.1	0.1
Change in Deferred Income Taxes	(0.5)	(12.2)
Changes in Operating Assets and Liabilities, Net of Acquistions:
Accounts Receivable	12.2	5.9
Inventories	(10.9)	(5.8)
Prepaid Expenses and Other Assets	(16.4)	14.6
Accounts Payable and Other Expenses	(30.9)	42.4
Net Cash Provided by Operating Activities	64.3	87.1
Investing Activities:
Purchases of Property, Plant and Equipment	(37.0)	(34.7)
Acquisition of Business, Net of Cash Received	(421.6)	(129.9)
Purchases of Technology Licenses, Net	—	(0.7)
Sale of Business/Investment/Property	0.3	0.3
Net Cash Used in Investing Activities	(458.3)	(165.0)
Financing Activities:
Taxes Paid Related to Net Share Settlement of Equity Awards	(1.7)	(0.3)
Proceeds from Exercise of Stock Options	—	0.2
Cash Dividends	(12.7)	(10.6)
Proceeds from Borrowings	350.0	71.3
Repayment of Borrowings	(103.3)	(3.0)
Net Cash Provided in Financing Activities	232.3	57.6
Effect of Foreign Currency Exchange Rate Changes on Cash and Cash Equivalents	(10.7)	30.3
Increase (Decrease) in Cash and Cash Equivalents	(172.4)	10.0
Cash and Cash Equivalents at Beginning of Year	246.1	294.0
Cash and Cash Equivalents at End of Period	$73.7	$304.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
(Unaudited)
($ in millions, except per share data)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended January 26, 2019

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment due to change in Fiscal 2020 EBITDA estimate	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$64.3	$1.3	$3.0	$—	$—	$—	$—	$68.6
Gross Margin (% of sales)	26.0%	0.5%	1.2%	—%	—%	—%	—%	27.7%
Selling and Administrative Expenses	$32.8	$(1.3)	$—	$(0.1)	$(0.7)	$—	$—	$30.7
Selling and Administrative Expenses (% of sales)	13.3%	(0.5)%	—%	—%	(0.3)%	—%	—%	12.5%
Income from Operations	$26.0	$2.6	$3.0	$0.1	$0.7	$—	$—	$32.4
Net Income	$30.7	$2.2	$2.5	$0.1	$0.6	$—	$(4.8)	$31.3
Diluted Earnings per Share	$0.82	$0.06	$0.07	$—	$0.01	$—	$(0.13)	$0.83
Reconciliation of Non-GAAP Financial Measures for the Three Months Ended January 27, 2018

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment due to change in Fiscal 2020 EBITDA estimate	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$60.1	$—	$—	$—	$—	$—	$—	$60.1
Gross Margin (% of sales)	26.4%	—%	—%	—%	—%	—%	—%	26.4%
Selling and Administrative Expenses	$22.5	$—	$—	$—	$—	$6.0	$—	$28.5
Selling and Administrative Expenses (% of sales)	9.9%	—%	—%	—%	—%	2.6%	—%	12.5%
Income from Operations	$35.6	$—	$—	$—	$—	$(6.0)	$—	$29.6
Net Income (Loss)	$(24.3)	$—	$—	$—	$—	$(5.0)	$56.8	$27.5
Diluted Earnings (Loss) per Share	$(0.65)	$—	$—	$—	$—	$(0.13)	$1.52	$0.74

Reconciliation of Non-GAAP Financial Measures for the Nine Months Ended January 26, 2019

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment due to change in Fiscal 2020 EBITDA estimate	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$195.2	$2.7	$5.6	$—	$—	$—	$—	$203.5
Gross Margin (% of sales)	26.6%	0.4%	0.8%	—%	—%	—%	—%	27.8%
Selling and Administrative Expenses	$110.3	$(3.1)	$—	$(1.5)	$(8.2)	$(7.4)	$—	$90.1
Selling and Administrative Expenses (% of sales)	15.0%	(0.4)%	—%	(0.2)%	(1.1)%	(1.0)%	—%	12.3%
Income from Operations	$73.8	$5.8	$5.6	$1.5	$8.2	$7.4	$—	$102.3
Net Income	$69.0	$4.8	$4.7	$1.2	$6.8	$6.2	$(4.8)	$87.9
Diluted Earnings per Share	$1.83	$0.13	$0.13	$0.03	$0.18	$0.17	$(0.13)	$2.34
Reconciliation of Non-GAAP Financial Measures for the Nine Months Ended January 27, 2018

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment due to change in Fiscal 2020 EBITDA estimate	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$177.7	$—	$0.8	$—	$—	$—	$—	$178.5
Gross Margin (% of sales)	27.0%	—%	0.1%	—%	—%	—%	—%	27.1%
Selling and Administrative Expenses	$83.3	$—	$—	$—	$(6.0)	$6.0	$—	$83.3
Selling and Administrative Expenses (% of sales)	12.6%	—%	—%	—%	(9.1)%	9.1%	—%	12.6%
Income from Operations	$90.7	$—	$0.8	$—	$6.0	$(6.0)	$—	$91.5
Net Income	$20.4	$—	$0.7	$—	$5.0	$(5.0)	$56.8	$77.9
Diluted Earnings per Share	$0.54	$—	$0.02	$—	$0.13	$(0.13)	$1.51	$2.07

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Net Income	$30.7	$(24.3)	$69.0	$20.4
Income Tax Expense (Benefit)	(3.0)	63.4	4.5	72.6
Interest Expense, Net	3.2	0.3	5.0	0.3
Amortization of Intangibles	5.5	2.0	11.1	3.7
Depreciation	6.7	5.1	19.5	16.3
EBITDA	43.1	46.5	109.1	113.3
Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	2.6	—	5.8	—
Acquisition-related Costs - Purchase Accounting Adjustments Related to Inventory	3.0	—	5.6	0.8
Acquisition-related Costs - Severance	0.1	—	1.5	—
Acquisition-related Costs - Other	0.7	—	8.2	6.0
Long-term Incentive Plan Accrual Adjustment due to change in Fiscal 2020 EBITDA estimate	—	(6.0)	7.4	(6.0)
Adjusted EBITDA	$49.5	$40.5	$137.6	$114.1
Reconciliation of Free Cash Flow to Net Income

	Three Months Ended		Nine Months Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Net Income	$30.7	$(24.3)	$69.0	$20.4
Amortization of Intangibles	5.5	2.0	11.1	3.7
Depreciation	6.7	5.1	19.5	16.3
Purchases of Property, Plant and Equipment	(8.4)	(18.3)	(37.0)	(34.7)
Free Cash Flow	$34.5	$(35.5)	$62.6	$5.7